Exhibit 3.124
AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
POIPU RESORT PARTNERS, L.P.
a Hawaii limited partnership
by and among
AKGI POIPU INVESTMENTS, INC.
A California corporation
as the General Partner
and
SUNTERRA DEVELOPER AND SALES HOLDING COMPANY
a Delaware corporation
as the Limited Partner

AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP OF
POIPU RESORT PARTNERS, LP
     This Amended and Restated Agreement of Limited Partnership of Poipu Resort Partners, LP, a Hawaii limited partnership (the “Partnership”), executed as of December 30, 2005 is effective as of August 10, 2005 and is by and among AKGI Poipu Investments, Inc., a California corporation (the “General Partner or AKGI”) and Sunterra Developer and Sales Holding Company, a Delaware corporation (the “Limited Partner or DHC” and together with the General Partner or AKGI, the “Partners”).
     Pursuant to the provisions of Chapter 425E of the Hawaii Revised Statutes, entitled Hawaii Uniform Limited Partnership Act (the “Act”), the undersigned do hereby state that:
RECITALS
     WHEREAS, prior to the effective date hereof, the affairs of the Partnership were governed by that certain Agreement of Limited Partnership dated as of October 11, 1994 (the “Original Agreement”);
     WHEREAS, the Original Agreement included ownership by a third party of a .5% general partnership interest and a 69.07% limited partnership interest in the Partnership (the “Third Party Interests”);
     WHEREAS, on July 12, 2005, (i) the .5% general partnership Third Party Interest was purchased by the General Partner of the Partnership, and (ii) the 69.07% limited partnership Third Party Interest was purchased by the Limited Partner of the Partnership;
     WHEREAS, on December 22, 2005, Argosy/KGI Poipu Investment Partnership, LP, a Hawaii limited partnership holding a 1.00% general partnership interest in the Partnership and a 14.5% limited partnership interest in the Partnership, assigned (i) its 1.00% general partnership interest to AKGI and (ii) its 14.5% limited partnership interest to DHC and withdrew from the Partnership (the “Assignment”);
     WHEREAS, on December 30, 2005, an Amendment to the Certificate of Limited Partnership of the Partnership was filed with the Department of Commerce and Consumer Affairs of the State of Hawaii reflecting the Assignment; and
     WHEREAS, the Partners hereby wish to amend and restate the Original Agreement in its entirety.
     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises of the parties hereto, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. The name of the Partnership is “Poipu Resort Partners, L.P.”
     2. The purpose and nature of the business to be conducted by the Partnership is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act and to do and carry out all activities pertaining thereto.
     3. The principal place of business and office of the Partnership shall be located at c/o the General Partner, 3865 West Cheyenne Avenue, North Las Vegas, Nevada 89032, and the executive office in the State of Hawaii shall be 1613 Pe’e Road, Koloa, (Kauai) Hawaii 96756.
     4. The initial registered agent and registered office shall be:
National Registered Agents of HI, Inc.
1136 Union Mall, Suite 301
Honolulu, HI 96813
     5. The General Partner and Limited Partner and the address of each of the Partners is as follows:
AKGI Poipu Investments, Inc., General Partner
3865 West Cheyenne Avenue
North Las Vegas, NV 89032
Sunterra Developer and Sales Holding Company, Limited Partner
3865 West Cheyenne Avenue
North Las Vegas, NV 89032
     6. The term for which the Partnership is to exist commenced on the date of the filing of the Certificate of Limited Partnership for the Partnership pursuant to the Act and shall continue until terminated or dissolved in accordance with this Agreement or any amendments hereto.
     7. The amount of the respective interest in the capital, net profits and net losses of the Partnership (“Partnership Interest”) is as follows:

General Partner	1%
Limited Partner	99%
     8. No Partner shall be required to make any additional contribution to the capital of the Partnership (a “Capital Contribution”). All previous Capital Contributions made by the Partners or their predecessors-in-interest are set forth in the records of the Partnership.
     9. No Partner is entitled to a return of his Capital Contribution prior to the termination and liquidation of the Partnership.

     10. The Partnership’s net profits and net losses are to be allocated and the Partnership’s cash distributions are to be paid to the Partners in proportion to their respective Partnership Interests.
     11. A Limited Partner has no right to substitute an assignee of his interest in the Partnership as Limited Partner therein unless the General Partner consents to such substitution, which consent may be unreasonably withheld, and this Agreement is appropriately amended. This Agreement shall be appropriately amended subsequent to any such transfer.
     12. The General Partner, in its sole and absolute discretion, and without the consent of the Limited Partner(s), may admit any additional Limited Partners to the Partnership provided that each such prospective additional Limited Partner executes and delivers to the Partnership a written agreement in form reasonably satisfactory to the “General Partner, pursuant to which each such person agrees to be bound by the provisions contained in this Agreement, and that an appropriate amendment to this Agreement is executed and filed of record.
     13. No Limited Partner(s) shall have priority over any other Limited Partner as to contributions or as to compensation by way of income.
     14. Upon the bankruptcy, insolvency, termination or retirement of the last remaining General Partner that is not a natural person, or the death, retirement, or adjudication of incompetence of the last remaining General Partner who is a natural person, the Limited Partner(s) may elect, within 60 days thereafter, to continue the business of the Partnership, and such election shall be effected by an amendment to this Agreement converting the interest of such General Partner to a limited partnership interest and the interest(s) of the Limited Partner(s) who shall become General Partner(s) to a general partnership interest. For purposes of this paragraph only, the General Partner hereby grants to the Limited Partner(s) an irrevocable power-of-attorney, coupled with an interest, to amend this Agreement.
     15. Upon the General Partner’s receipt of written notice of the death or adjudication of incompetence of any Limited Partner(s), the Partnership shall continue unless the General Partner elects not to continue the Partnership by notifying the transferee (the word “transferee” to include, but not be limited to, the conservator, guardian, or trustee of the Limited Partner) of such Limited Partner(s), in writing within thirty (30) days after the occurrence of such death or adjudication.
     16. The Limited Partner shall nave no right to demand or receive property other than cash in return for its Capital Contributions.
     17. The Limited Partner shall have no rights not specifically granted to “limited partners” under the Act.
     18. The General Partner shall have the authority to act for, or assume any obligations or responsibility on behalf of, any Partner or the Partnership.

     19. The General Partner shall have full, exclusive and complete discretion in the management and control of the business and affairs of the Partnership and shall make all decisions affecting the Partnership’s business and affairs. Subject to the foregoing, the General Partner shall have all the rights, powers and obligations of a general partner as provided in the Act, and, except as otherwise provided, any action taken by the General Partner (in its capacity as such) shall constitute the act of and serve to legally bind the Partnership. Persons dealing with the Partnership shall be entitled to rely conclusively on the power and authority of the General Partner as set forth in this Agreement.
     20. The General Partner shall have the authority and be vested with the power on behalf of the Partnership and itself and without the consent of, or notice to, any Limited Partner(s) to appoint an attorney-in-fact to make, execute, sign, acknowledge, swear to, record and file, on behalf of the Partnership and itself, any documents, any instruments, any notes, mortgages, agreements, certificates or statements necessary, permitted, required, or desirable under applicable law to accomplish any of the purposes of the Partnership.
     21. Each Partner hereby makes, constitutes and appoints the General Partner with full power of substitution, as his true and lawful attorney-in-fact and agent in his name, place and stead to make, execute, sign, acknowledge, swear to, record, and file, on behalf of such Partner (i) any and all amendments of and to this Agreement and (ii) any and all certificates, other agreements, and amendments that the General Partner deems necessary, in connection with the Partnership. This power of attorney is hereby declared to be irrevocable and coupled with an interest, shall survive the death of any Partner(s) and extend to his heirs, assigns, executors, successors and personal representatives, and shall remain in effect while the Partner(s) is a member of the Partnership.
     22. The Partners agree to execute such certificates or documents and to do such filing and recording and all other acts, including the filing or recording of amendments to the Partnership’s Certificate of Limited Partnership and assumed name certificates in the appropriate offices of the State of Hawaii, as may be required in order to comply with all applicable laws.
     23. This Agreement shall supercede the Original Agreement, and the Partners agree to be bound by all of the terms and conditions of this Agreement. By execution of this Amendment, Limited Partner shall be executing this Amendment on its own behalf and as attorney-in-fact for DHC (pursuant to the powers of attorney granted by DHC pursuant to the Assignment) in order to agree to and acknowledge the terms of this Amendment.
[signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written. This Agreement may be signed in counterparts with the same effect as if the signatures thereof and hereto were upon the same instrument.

AKGI POIPU INVESTMENTS, INC. a California corporation
By:	/s/ Frederick C. Bauman
Frederick C. Bauman
Its: Vice President

SUNTERRA DEVELOPER AND SALES HOLDING COMPANY, a Delaware corporation
By:	/s/ Frederick C. Bauman
Frederick C. Bauman
Its: Vice President